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                                                                    EXHIBIT 99.1


                IMPORTANT NOTICE CONCERNING YOUR RIGHTS UNDER THE
                   CLAYTON HOMES, INC. 401(K) RETIREMENT PLAN

                                  June 12, 2003

1. This notice is to inform you that the Clayton Homes, Inc. 401(k) Retirement Plan (the "Plan") will be exchanging shares of common stock of Clayton Homes, Inc. for cash as a result of the merger of a wholly-owned subsidiary of Berkshire Hathaway, Inc. with and into Clayton Homes, Inc., should the stockholders of Clayton Homes, Inc. approve the merger.

2. In preparation for the exchange of the Plan's shares of common stock of Clayton Homes, Inc. for cash, you temporarily will be unable to obtain a distribution from your matching contribution account under the Plan. This will not affect your ability to control the investment allocation of your salary deferral contribution account or your ability to take a distribution from Plan accounts other than the matching contribution account, if you are otherwise eligible. This period is commonly referred to as a "blackout period."

3. The blackout period for the plan is expected to begin at 4:00 p.m. EDT on July 3, 2003 and end during the week of July 27, 2003. During this time period, please visit NetBenefits at www.401k.com or call 1-800-835-5095 to determine whether the blackout period has started or ended.

4. Federal law generally requires that you be furnished notice of a blackout period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any blackout period in order to provide you with sufficient time to consider the effect of the blackout period on your financial plans, unless it is impossible to do so for reasons beyond the Plan's control.

The Plan's Administrative Committee has determined that it is not possible for the Plan to send notice within the 30-day notice period because the commencement of the blackout period could not be determined within a reasonable certainty (i) until the Securities and Exchange Commission ("SEC") completed its review of certain aspects of the merger (which was not completed until June 11, 2003),
(ii) until the board of directors of Clayton Homes, Inc. confirmed that the record date set for June 2, 2003, where the stockholders entitled to vote on the merger would be determined, was acceptable in light of the pending approval from the SEC, (iii) until the board of directors of Clayton Homes, Inc. confirmed that the date for the special meeting of the stockholders to vote on such merger set for July 16, 2003, was acceptable in light of the pending approval from the SEC, (iv) until the date for de-listing of the Clayton Homes, Inc. stock could be more clearly estimated, and (v) because both the record date and date of the special meeting of stockholders were subject to change until final approval from the SEC was obtained.

This notice is being given to you as soon as possible after the occurrence of all of the above events. In addition, the date of the termination of the blackout period cannot be precisely determined as it is unknown if the stockholders of Clayton Homes, Inc. will approve the merger, and if approved when the cash proceeds will be received by the Plan.

5. Should the merger be approved and the Plan receive the cash proceeds of the merger in exchange for the common stock of Clayton Homes, Inc., such cash proceeds will be allocated to your matching contribution account and will be invested according to your current investment elections for your salary deferral contribution account under the Plan. If you are taking advantage of the Freedom Funds Default investment, the cash proceeds from the merger will be invested in your Freedom Fund default fund.

6. If you have any questions concerning this notice, please contact Fidelity Investments at 1-800-835-5095 or write to: 401(k) Manager, 5000 Clayton Road, Maryville, Tennessee 37804.